UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2021

SCIENTIFIC GAMES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	81-0422894
(State or other jurisdiction of incorporation)	(IRS Employer
Identification No.)
001-11693
(Commission File Number)

6601 Bermuda Road, Las Vegas, NV 89119
(Address of registrant’s principal executive office)

(702) 897-7150
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $.001 par value	SGMS	The NASDAQ Stock Market
Preferred Stock Purchase Rights		The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐         Emerging growth company

☐         If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary and Departure of Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

On September 16, 2021, Scientific Games Corporation (the “Company”) announced that Constance P. James, 39, the Company’s Chief Financial Officer, Gaming, will succeed Michael C. Eklund as Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary of the Company, effective October 15, 2021 (the “Transition”), and Mr. Eklund’s employment with the Company will terminate as of such date.

Ms. James has served as Chief Financial Officer, Gaming at the Company since January 2020. Prior to joining the Company, Ms. James was Corporate Vice President Finance - Global Business Operations and Supply Chain at Cargill Corporation, a privately-held global food company with approximately 155,000 employees in more than 125 countries. Before that, Ms. James was Chief Financial Officer – Global Land Based Gaming at Aristocrat Leisure Limited (“Aristocrat”), a gaming solutions provider based in Australia with over 6,500 employees in over 300 jurisdictions, from December 2015 to October 2018. Ms. James also has prior experience as the Chief Financial Officer – Americas and Business Operations of Aristocrat. Ms. James is a CPA and holds a BSBA in Accounting from University of Nevada, Las Vegas.

Employment Agreement with Ms. James

In connection with the Transition, the Company entered into an amended and restated employment agreement with Ms. James (the “Amended and Restated Agreement”), with a term beginning on October 15, 2021 and ending on October 14, 2024, subject to automatic one-year extensions, and which provides that Ms. James will receive: (1) an annual base salary of $750,000; (2) an annual target bonus opportunity of 75% of her base salary (with a maximum possible payout of 200% of target); and (3) eligibility for annual equity awards with an aggregate grant date fair value of approximately 125% of her base salary.

In the event of Ms. James’ termination of employment by the Company without “cause” (including as a result of the Company’s non-renewal of the Amended and Restated Agreement) or by Ms. James for “good reason”, Ms. James will generally receive: (i) a pro rata bonus for the year of termination; (ii) cash severance equal to the sum of her base salary and “severance bonus amount” (generally, an amount equal to the highest annual bonus paid to Ms. James in respect of the two most recent fiscal years but not more than her target bonus); and (iii) up to 12 months of continued COBRA coverage at the Company’s expense.  In the event Ms. James retires after reaching age 65, all service-based vesting conditions for her annual equity awards will be deemed satisfied. Ms. James’ employment agreement also contains, among other things, a “best net cutback” provision in the event any payments or benefits to Ms. James would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, and restrictive covenants regarding non-competition, non-solicitation, non-disparagement and confidentiality.

In connection with entering into the Amended and Restated Agreement, within ten days after the Transition, the Company will grant to Ms. James 10,000 restricted stock units, vesting in substantially equal installments on each of October 14, 2022, 2023 and 2024.

Item 404(a) Disclosure

Ms. James received the following compensation and benefits in her current position at the Company since the beginning of 2020:  (1) aggregate base salary payments of $421,077 and $341,538 in respect of 2020 and 2021 (through the date hereof), respectively; (2) an annual performance bonus award under the Scientific Games Incentive Compensation Program in respect of 2020, with a payout of $63,263 in early 2021; (3) a cash sign-on bonus in 2020 of $175,000; (4) annual grants of equity awards in 2020 and 2021 with aggregate fair market values of $110,400 and $467,602, respectively; (5) an equity award grant in 2020 with a fair market value of $353,300; and (6) other compensation and benefits, including relocation benefits in connection with Ms. James’ commencement of employment, of $53,722 in the aggregate. Other than such compensation arrangements, Ms. James has no interest in any transaction that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD Disclosure.

On September 16, 2021, the Company issued a press release announcing that Ms. James will succeed Mr. Eklund as Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary of the Company, effective October 15, 2021. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01 as well as in Exhibit 99.1 is furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and such information shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of the Company, dated September 16, 2021.

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

Date: September 16, 2021	By:	/s/ James Sottile
		Name:	James Sottile
		Title:	Executive Vice President and Chief Legal Officer